Exhibit 10.74

November 12, 2018
Stacey Renfro

Re: Amendment to Offer Letter
Dear Stacey:
Vitamin Shoppe Industries Inc. (“Company” or “The Vitamin Shoppe”) amends its offer letter to you dated October 12, 2018 (the “Offer Letter”) as follows:
Section 6 Sign-on Equity is hereby deleted in its entirety and replaced with the following language:

6.	Sign-On Equity Grant. As an inducement for you to accept employment with the Company and subject to the approval of the Compensation Committee of the Board of Directors:

a.
on or about November 9, 2018, pursuant to The Vitamin Shoppe’s 2018 equity incentive plan (the “Plan”), you will receive a one-time sign-on grant/award of that number of shares of restricted stock with a fair market value (as defined in the Plan) of $100,000 as of the grant date; and

b.
upon the Company’s next regularly scheduled grant issuance in 2019 for similarly situated executives pursuant to the Plan, you will receive a one-time sign-on grant/award of that number of performance share units (“PSUs”), with a fair market value of $150,000 as of the grant date.

The grant of restricted stock and PSUs will be subject to terms regarding time-based and/or performance-based vesting over a period of continued employment, and forfeiture and repayment provisions if you breach certain covenants regarding confidentiality, trade secrets, non-competition or have engaged in fraud, all of which will be set forth in grant agreements to be entered into between you and the Company. Each of the grants will be made pursuant to an individual award agreement that shall contain substantially the same terms as similar awards granted under the Plan.
All other terms and conditions of the Offer Letter remain in effect without amendment.

Please indicate your acceptance by returning a signed copy of this Amendment to the Company.
Regards,

/s/ Teresa Orth

Teresa Orth
SVP, Human Resources

CC:     Sharon Leite, CEO

Acknowledgment:

I have carefully read and fully understand the foregoing Amendment to Offer Letter. I understand that by accepting employment with the Company, I agree to arbitrate any dispute arising out of my employment as set forth in the Company’s Dispute Resolution Program, which I will be required to sign prior to beginning my employment. I further understand that my employment with the Company is at-will, which means that either I or the Company may terminate the employment relationship at any time, for any reason, with or without cause.

/s/ Stacey Renfro                        November 12, 2018
Stacey Renfro                             Date